RSM Richter

RSM Richter S.E.N.C.R.L./LLP
Comptables agrees
Chartered Accountants
2 Place Alexis Nihon
Montreal, Quebec H3Z 3C2
Telephone: 514.934.3400
Facsimile: 514.934.3408
www.rsmrichter.com

August 28, 2009

Office of the Chief Accountant
Division of Corporation Finance
Securities and Exchange Commission
100 F Street NE
Washington, DC  20549-7641
U.S.A.

Dear Sir or Madam:

We are the former independent auditors for ANTICUS INTERNATIONAL CORPORATION (the “Company”).  We have read the Company’s current report on 8-K/A (Amendment 1)  dated August 28, 2009 and are in agreement with the disclosure in Item 4.01, insofar as it pertains to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“RSM Richter LLP”

RSM Richter S.E.N.C.R.L./LLP